FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter 2020 Financial Results;
Completes $480 Million Recapitalization and Declares Special Dividend of $5.00 Per Share
Dallas, November 2, 2020 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal third quarter ended September 26, 2020 and announced that its Board of Directors has approved a special cash dividend of $5.00 per share, payable on December 3, 2020 to stockholders of record as of November 20, 2020 in conjunction with the completion of its previously announced $480 million recapitalization.

Highlights for the fiscal third quarter 2020 compared to the fiscal third quarter 2019:

▪System-wide sales increased 32.8% to $509.2 million
▪43 net new openings in the fiscal third quarter 2020
▪Domestic same store sales increased 25.4%
▪Digital sales increased to 62.0%
▪Total revenue increased 28.3% to $64.0 million
▪Net income increased 70.7% to $10.1 million, or $0.34 per diluted share, compared to $5.9 million, or $0.20 per diluted share, in the prior fiscal third quarter
▪Adjusted EBITDA*, a non-GAAP measure, increased 19.5% to $18.4 million

* Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“The third quarter saw continued topline momentum with domestic same-store sales growth of 25.4%, 37.7% on a two-year basis, resulting in our restaurant average unit volumes now exceeding $1.4 million, further enhancing our best in class unit economics, which led to 43 net new restaurants and the strengthening of our development pipeline” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “The special dividend we announced today of $5.00 per share underscores the strength of our asset-lite, highly franchised model and our ability to return capital to stockholders. I would like to express my gratitude to our team members and brand partners for delivering these tremendous results.”

Key operating metrics for the fiscal third quarter 2020 compared to the fiscal third quarter 2019

	Thirteen Weeks Ended
	September 26, 2020	September 28, 2019
Number of system-wide restaurants open at end of period	1,479	1,340
Number of domestic franchise restaurants open at end of period	1,277	1,169
Number of international franchise restaurants open at end of period	171	141
System-wide sales (in thousands)	$509,155	$383,469
Domestic restaurant AUV (in thousands)	$1,435	$1,219
Domestic same store sales growth	25.4%	12.3%
Net income (in thousands)	$10,081	$5,905
Adjusted EBITDA (in thousands)	$18,409	$15,400

Fiscal third quarter 2020 financial results

Total revenue for the fiscal third quarter 2020 increased to $64.0 million from $49.9 million in the fiscal third quarter last year.
▪Royalty revenue, franchise fees and other increased $6.9 million to $28.8 million from $21.9 million in the fiscal third quarter of the prior year. The increase was primarily due to domestic same store sales growth of 25.4% as well as 138 net franchise restaurant openings since September 28, 2019.
▪Advertising fees and related income increased $5.6 million to $19.7 million from $14.1 million in the fiscal third quarter of the prior year. The increase was primarily due to system-wide sales growth of 32.8% in the fiscal quarter ended September 26, 2020 compared to the fiscal quarter ended September 28, 2019.
▪Company-owned restaurant sales increased $1.6 million to $15.5 million from $13.9 million in the fiscal third quarter of the prior year. The increase was primarily due to company-owned same store sales growth of 15.2%, which was driven by both an increase in transactions and an increase in transaction size.
Cost of sales increased to $11.8 million from $10.3 million in the fiscal third quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales was 76.0% compared to 74.2% in the prior year comparable period. The increase was primarily due to additional incentive pay provided to restaurant team members during the COVID-19 pandemic. This increase was slightly offset by a 1.4% decrease in the cost of bone-in chicken wings as compared to the prior year period, as well as our ability to leverage costs due to the increase in company-owned same store sales.

Advertising expenses were $18.3 million compared to $12.7 million in the fiscal third quarter of the prior year. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased to $17.3 million compared to $13.5 million in the fiscal third quarter of the prior year. The increase in SG&A expense was primarily due to approximately $3.4 million in higher variable-based compensation expense, inclusive of stock-based compensation expense, and $1.0 million in headcount-related expenses to support the growth in our business. We also incurred expenses of $0.5 million related to COVID-19 and support provided to international franchisees. These increases were partially offset by a gain of $1.2 million recognized due to the re-franchising of five company-owned restaurants.

Income tax benefit was $0.2 million, yielding an effective tax rate of (1.9)%, compared to an effective tax rate of 23.4% in the prior year period. The decrease in the effective tax rate was due to the impact of excess tax benefits associated with stock options exercised in the fiscal third quarter 2020.

Net income was $10.1 million, or $0.34 per diluted share, compared to net income of $5.9 million, or $0.20 per diluted share, in the fiscal third quarter of the prior year.

Financial Outlook

After considering the Company's performance through the first three quarters of fiscal year 2020 and expected results for the remainder of the year, the Company is providing the following outlook for the fiscal year ending December 26, 2020:
•Net system-wide restaurant openings of between 135 - 140, previously projected to be 120 - 130
•SG&A costs of approximately $63.5 - $64.5 million
•Adjusted SG&A, a non-GAAP measure, of $48.4 - $49.4 million

A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, is provided below:

	2020 Outlook
	Low	High
SG&A, reported	$63.5	$64.5
Consulting fees associated with strategic initiatives	Approximately 1.3
Expenses related to national advertising*	Approximately 8.0
Stock compensation expense	Approximately 9.0
Gain on sale due to refranchising of restaurants	(3.2)	(3.2)
Adjusted SG&A**	$48.4	$49.4

*National advertising expenses have an equal and offsetting contribution included in revenue and do not impact operating income.
**Adjusted SG&A is a non-GAAP measure.

Restaurant Development

As of September 26, 2020, there were 1,479 Wingstop restaurants system-wide. This included 1,308 restaurants in the United States, of which 1,277 were franchised restaurants and 31 were company-owned, and 171 franchised restaurants in international markets. During the fiscal third quarter 2020, there were 43 net system-wide Wingstop restaurant openings.

Recapitalization and Special Dividend

On October 30, 2020, we completed a recapitalization transaction, which included the issuance of a new series of $480 million of securitized notes (the “Notes”), which were used to repay the existing $317 million of principal outstanding on the securitized notes issued in 2018. The Notes include Series 2020-1 Class A-2 Senior Secured Notes that are subject to 1% annual amortization, bear interest at a rate of 2.84% per annum, and have an anticipated repayment date of December 2027. Interest and principal payments on the Notes are payable on a quarterly basis.

In addition to the Notes, we also entered into a $50 million variable funding note facility, which will allow the Company to borrow amounts as needed on a revolving basis and will replace the existing $20 million variable funding notes facility. The variable funding note facility was undrawn at closing.

In conjunction with the completion of this recapitalization, the Board of Directors has authorized and declared a special dividend of $5.00 per share of common stock payable to stockholders of record as of November 20, 2020, to be paid on December 3, 2020.

In addition to the special cash dividend payment, the repayment of the existing securitized financing indebtedness and transaction costs, the Company intends to use the additional net proceeds from the Notes to strengthen its liquidity position and for general corporate purposes.

While the tax treatment of the special dividend cannot be concluded with certainty until 2021, the Company expects approximately 80% - 90% of the special dividend to be in excess of the Company’s earnings and profits, with the remaining 10% - 20% treated as a dividend. Stockholders are encouraged to consult with their financial and tax advisers regarding the circumstances of their individual situation. Stockholders who sell their shares prior to the November 20, 2020 ex-dividend date will also sell their right to receive the special dividend.

Quarterly Dividend

In addition to the announcement of our special dividend, the Company remains committed to returning capital to stockholders in the form of our regular quarterly dividend. As a result, our Board of Directors authorized and declared a quarterly dividend of $0.14 per share of common stock, resulting in a total dividend of approximately $4.2 million. This dividend will be paid on December 10, 2020 to stockholders of record as of November 20, 2020.

The following definitions apply to these terms as used in this release:

Average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. AUV allows management to assess our company-owned and franchised restaurant economics. Changes in AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. Additionally, SG&A is further adjusted for items which have offsetting contributions that are included in revenue, such as convention-related expenses and expenses associated with national advertising.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal third quarter 2020 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10148247. The replay will be available through Monday, November 9, 2020.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,450 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In 2019, Wingstop’s system-wide sales increased 20.1% year-over-year to $1.5 billion, marking the 16th consecutive year of same store sales growth, and Wingstop achieved over 400% stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of

1,479 as of September 26, 2020. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. During the fiscal quarter ended September 26, 2020, Wingstop generated 62.0% of sales via digital channels including Wingstop.com and the Wingstop app. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our 2020 fiscal year outlook for system-wide unit growth, SG&A expenses, and Adjusted SG&A and statements regarding our progress toward our goal of becoming a top 10 global restaurant brand. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contact
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	September 26, 2020	December 28, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$48,230	$12,849
Restricted cash	4,114	4,790
Accounts receivable, net	5,378	5,175
Prepaid expenses and other current assets	5,630	2,449
Advertising fund assets, restricted	18,933	4,927
Total current assets	82,285	30,190
Property and equipment, net	27,196	27,842
Goodwill	53,290	50,188
Trademarks	32,700	32,700
Customer relationships, net	11,928	12,910
Other non-current assets	12,292	12,283
Total assets	$219,691	$166,113
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,343	$3,348
Other current liabilities	20,144	21,454
Current portion of debt	16,000	3,200
Advertising fund liabilities	18,933	4,927
Total current liabilities	57,420	32,929
Long-term debt, net	311,240	307,669
Deferred revenues, net of current	23,088	22,343
Deferred income tax liabilities, net	6,090	4,485
Other non-current liabilities	5,390	8,115
Total liabilities	403,228	375,541
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,683,465 and 29,457,228 shares issued and outstanding as of September 26, 2020 and December 28, 2019, respectively	297	295
Additional paid-in-capital	496	552
Accumulated deficit	(184,330)	(210,275)
Total stockholders' deficit	(183,537)	(209,428)
Total liabilities and stockholders' deficit	$219,691	$166,113

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 26, 2020	September 28, 2019
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$28,806	$21,876
Advertising fees and related income	19,653	14,056
Company-owned restaurant sales	15,529	13,943
Total revenue	63,988	49,875
Costs and expenses:
Cost of sales (1)	11,804	10,339
Advertising expenses	18,267	12,652
Selling, general and administrative	17,282	13,527
Depreciation and amortization	2,334	1,408
Total costs and expenses	49,687	37,926
Operating income	14,301	11,949
Interest expense, net	4,405	4,243
Income before income tax expense	9,896	7,706
Income tax expense (benefit)	(185)	1,801
Net income	$10,081	$5,905

Earnings per share
Basic	$0.34	$0.20
Diluted	$0.34	$0.20

Weighted average shares outstanding
Basic	29,642	29,449
Diluted	29,854	29,696

Dividends per share	$0.14	$0.11

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	September 26, 2020		September 28, 2019
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales

Cost of sales:
Food, beverage and packaging costs	$5,655	36.4%	$5,162	37.0%
Labor costs	3,944	25.4%	3,098	22.2%
Other restaurant operating expenses	2,512	16.2%	2,456	17.6%
Vendor rebates	(307)	(2.0)%	(377)	(2.7)%
Total cost of sales	$11,804	76.0%	$10,339	74.2%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	September 26, 2020	September 28, 2019
Domestic Franchised Activity:
Beginning of period	1,244	1,139
Openings	34	31
Closures	(1)	—
Acquired by Company	(5)	(1)
Re-franchised by Company	5	—
Restaurants end of period	1,277	1,169

Domestic Company-Owned Activity:
Beginning of period	30	29
Openings	1	—
Closures	—	—
Acquired by Company	5	1
Re-franchised to franchisees	(5)	—
Restaurants end of period	31	30

Total Domestic Restaurants	1,308	1,199

International Franchised Activity:
Beginning of period	162	135
Openings	10	7
Closures	(1)	(1)
Restaurants end of period	171	141

Total System-wide Restaurants	1,479	1,340

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	September 26, 2020	September 28, 2019
Net income	$10,081	$5,905
Interest expense, net	4,405	4,243
Income tax expense	(185)	1,801
Depreciation and amortization	2,334	1,408
EBITDA	$16,635	$13,357
Additional adjustments:
Gain on disposal of assets (a)	(1,233)	—
Stock-based compensation expense (b)	3,007	2,043
Adjusted EBITDA	$18,409	$15,400

(a)Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Selling, general and administrative expense in the Consolidated Statements of Operations.
(b)Includes non-cash, stock-based compensation.